Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Array BioPharma Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Array BioPharma Inc. of our reports dated November 7, 2008, with respect to the balance sheets of Array BioPharma Inc. as of June 30, 2008 and 2007, and the related statements of operations, stockholders’ equity and comprehensive loss and cash flows for the years then ended and the effectiveness of internal control over financial reporting as of June 30, 2008, which reports appear in the June 30, 2008 annual report on Form 10-K of Array BioPharma Inc.

/s/ KPMG LLP

KPMG LLP

Boulder, Colorado

November 7, 2008